Exhibit 23.2

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Form 10-KSB of our report dated July 27, 2005, with respect to our audit of the consolidated balance sheets of House of Brussels Chocolates, Inc. as of April 30, 2005 and 2004, and related consolidated statements of operations and accumulated deficit, changes in shareholders' equity, and cash flows for the years then ended, which report appears in this Form 10-KSB.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas
August 2, 2005